Exhibit 99.h.11.a

AMENDED AND RESTATED EXHIBIT A

EFFECTIVE FEBRUARY 28, 2025

to the abrdn Funds Expense Limitation and Reimbursement Agreement dated June 16, 2021

between

ABRDN FUNDS and

ABRDN INC.

(the “Agreement”)

Name of Fund	Expense Limitation*
abrdn Focused Emerging Markets ex-China Fund (formerly, abrdn Global Equity Impact Fund)	0.90%
abrdn High Income Opportunities Fund	0.75%

* Unless otherwise noted, this contract may not be terminated before February 28, 2026.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 28, 2025.

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President